Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between WASHINGTON PRIME GROUP, INC., an Indiana corporation (the “Company”), and MARK ORDAN (the “Executive”), executed on February 25, 2014 (the “Execution Date”) and effective as of consummation of the distribution (the “Distribution”) of the shares of the Company to the shareholders of Simon Property Group, Inc. (the date of such distribution, the “Effective Date”).

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer effective on the Effective Date, and for the Executive to provide services to both the Company and Washington Prime Group, L.P., the operating partnership which will be formed prior to the Effective Date and be substantially wholly owned by the Company (the “Partnership”), on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company and to provide services to both the Company and the Partnership on and following the Effective Date, on such terms and conditions and for such consideration.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Effectiveness of Agreement; Term.  This Agreement shall become effective on the Effective Date.  This Agreement shall become null and void ab initio, and neither the Company nor the Executive shall have any rights or obligations hereunder, if the Distribution has not occurred prior to the earliest of (i) a determination by the Board of Directors of the Company (the “Board”) that the Distribution shall not occur, (ii) a withdrawal by the Company of the Form 10 filed with the U.S. Securities and Exchange Commission regarding the Distribution, and (iii) June 30, 2014.  Upon the occurrence of the Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and the Partnership, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third (3rd) annual anniversary of the Effective Date (the “Employment Period”); provided, that, on the third (3rd) anniversary of the Effective Date and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date unless, at least 120 days prior to the Renewal Date, either party shall give written notice to the other that the Employment Period shall not be so extended.

2. Terms of Employment.  (a) Position and Duties.  (i) During the Employment Period, the Executive shall serve the Company as its Chief Executive Officer and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Board and shall provide services to the Partnership.  The Executive shall have such responsibilities, power and authority as those normally associated with such position in public companies of a similar stature.  The Executive shall report solely and directly to the Board.  The Executive shall perform his services at the principal offices of the Company in the Washington, DC metropolitan area and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services.  During the Employment Period, the Executive shall, without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as a member of the Board; provided that the Executive shall be appointed as a member of the Board effective as of the Effective Date.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and the Partnership and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate (if approved by the Board, such approval not to be unreasonably withheld), civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of the Company’s code of business conduct and ethics which are in effect from time to time and which have been provided to the Executive in writing.

(b) Compensation.  (i) Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at the rate of $750,000.  The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives.  The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason.  The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as it may be so increased from time to time.  The Annual Base Salary shall not be reduced at any time, including after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(ii) Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company or portion of a fiscal year beginning on or after the Effective Date, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s annual incentive plan, as in effect from time to time, which shall not be inconsistent with the terms of this Agreement.  The target Annual Bonus shall be 200% of the rate of the Annual Base Salary (the “Target Bonus”).  The actual Annual Bonus may range from 0% to 300% of the rate of the Annual Based Salary, based upon the level of achievement of performance goals established by the Committee in consultation with the Executive (which performance goals shall be consistent with those applicable to the Company’s senior executives generally) and communicated to the Executive not later than the 90th day of the applicable fiscal year or, for the fiscal year ending December 31, 2014, not later than 90 days after the Effective Date, and may be increased from the amount produced by the application of the applicable performance criteria in the sole discretion of the Committee.  For the fiscal year which includes the Effective Date, the Annual Bonus shall be pro-rated based on the number of calendar days from March 15, 2014 through December 31, 2014 over 365.  Each Annual Bonus shall be paid in cash on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two and a half months after the end of the fiscal year for which the

Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Long-Term Awards.  In addition to the long-term awards described in this Agreement, the Executive shall be eligible to participate in other long-term cash and equity incentive plans, practices, policies, and programs applicable generally to other senior executives of the Company.  The amount and terms of the Executive’s other long-term awards, if any, shall be determined by the Committee in its sole and absolute discretion; provided, that the Executive shall be treated no less favorably than other senior executives of the Company with respect to the grant and terms of such long-term awards.

(iv) Annual LTIP Awards.  (A) The Executive shall be granted long-term incentive plan units (“LTIP Units,” which are units of the Partnership which, following grant and vesting, are convertible on a one-for-one basis into shares of common stock of the Company or at the option of the Company an equivalent amount of cash) in respect of each fiscal year during the Employment Period, commencing with the fiscal year ending December 31, 2014 (the “Annual LTIP Award”).  Each Annual LTIP Award shall be granted pursuant to the Company’s 2014 Long Term Incentive Plan (the “Plan”), which shall be adopted no later than the Effective Date and the forms of Annual LTIP Awards thereunder shall be no less favorable to the Executive than the annual awards of LTIP Units to other senior executives of the Company.  The Annual LTIP Award in respect of any fiscal year shall be granted no later than promptly following the completion of audited financials for such fiscal year (and in any event no later than annual awards of LTIP Units or other equity-based compensation are granted to other senior executives of the Company in respect of such fiscal year), with the number of LTIP Units in each Annual LTIP Award being equal to the “Annual LTIP Award Cash Equivalent,” as defined below, in respect of such fiscal year, divided by the average closing price of the Company’s common stock on the primary exchange on which it trades (the “Closing Price”) for the final fifteen (15) trading days of the applicable fiscal year.  The “Annual LTIP Award Cash Equivalent” shall be an amount, not greater than $750,000, determined based on the achievement of total shareholder return (“TSR”) goals established by the Committee in consultation with the Executive not later than the 90th day of the applicable fiscal year; provided that the TSR goals for the fiscal year ending December 31, 2014 are included in Exhibit A attached hereto.  For the fiscal year ending December 31, 2014, the $750,000 shall be pro-rated based on the number of calendar days from March 15, 2014 through December 31, 2014 over 365.  LTIP Units granted as the Annual LTIP Award in respect of any fiscal year shall be subject to a three (3)-year post-grant service-based vesting schedule, with one-third (1/3) of such LTIP Units vesting on each of the first three annual anniversaries of the first day of the fiscal year following the fiscal year in respect of which granted provided the Executive remains employed with the Company on the applicable vesting date (other than as provided in this Agreement).  (For example, any LTIP Units awarded as the Annual LTIP Award in respect of the fiscal year ending December 31, 2014 shall be granted promptly following the completion of audited financials for such fiscal year (and in any event no later than annual awards of LTIP Units or other equity-based compensation are granted to other senior executives of the Company in respect of such fiscal year), and shall vest 1/3 on January 1 of each of 2016, 2017 and 2018, subject to continued service other than as provided in this Agreement.)  Distributions shall be paid on LTIP Units granted as Annual LTIP Awards from and after the date of grant in accordance with the terms and conditions of the Plan and the applicable award agreement; provided that, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally. Other than as stated in this paragraph, an Annual LTIP Award in respect of any fiscal year shall have terms and conditions substantially identical (and in any event no less favorable in any respect) to those applicable to LTIP Units generally granted to the Company’s other senior executives in respect of the same fiscal year, if any; provided, that, if there are no grants of LTIP Units to other senior executives of the Company in respect of the fiscal year in respect of which the Executive is granted an Annual LTIP Award, then the terms and conditions of the Annual LTIP Award for such fiscal year shall be no less favorable to the Executive than the terms and conditions of the Annual LTIP Award granted in respect of the fiscal year ending December 31, 2014.

(v) Inducement LTIP Units.  (A) Immediately following the twenty (20) consecutive trading days commencing on the Effective Date, the Executive shall be granted under the Plan a number of LTIP Units equal to $3,000,000 divided by the average Closing Price for the twenty (20) consecutive trading days commencing on the Effective Date (the “Inducement LTIP Units”).  Distributions will be paid on the Inducement LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally.

(B) Other than as provided in this Agreement, twenty-five percent (25%) of the Inducement LTIP Units will become vested on each of the first four anniversaries of the Effective Date if the Executive is continually employed hereunder through such date.

(C) If this Agreement and the Executive’s employment terminates on the last day of the Employment Period due to the Company giving a notice of non-renewal in accordance with Section 1 and the Executive has been continually employed hereunder through the third (3rd) anniversary of the Effective Date, then the remaining unvested Inducement LTIP Units shall vest on the fourth (4rd) anniversary of the Effective Date if the Executive executes and does not revoke, by the “Release Deadline” (as defined in Section 4), the Release attached hereto as Exhibit B.

(vi) Special Performance LTIP Units. (A) Subject to the Executive’s continuous employment hereunder through each grant date, the Executive shall be granted additional LTIP Units under the Plan in respect of each performance period (each, a “Special Performance Period”) consisting of the period from the Effective Date through (i) December 31, 2015 (the “First Special PP”), (ii) December 31, 2016 (the “Second Special PP”) and (iii) December 31, 2017 (the “Third Special PP”) (collectively, the “Special Performance LTIP Units”).

(B)  The Special Performance LTIP Units in respect of each Special Performance Period shall be granted promptly (and in any event within 15 days) following the end thereof.  The number of Special Performance LTIP Units granted in respect of each Special Performance Period shall be the “Performance LTIP Unit Cash Equivalent,” as defined below, in respect of the Performance Period divided by the average Closing Price for the twenty (20) consecutive trading days commencing on the Effective Date.

(C)  The Performance LTIP Unit Cash Equivalent for the First Special PP shall be an amount, not greater than $2,000,000, determined based on the achievement of the absolute and relative (versus the MSCI REIT Index) TSR goals in respect of the First Special PP included in Exhibit A attached hereto.  The Performance LTIP Unit Cash Equivalent for each of the Second Special PP and the Third Special PP shall be an amount, not greater than $1,500,000, determined based on the achievement of the absolute and relative (versus the MSCI REIT Index) TSR goals (weighted 40% and 60% respectively) in respect of the Second Special PP and the Third Special PP, respectively, in each case included in Exhibit A attached hereto.

(D)  Distributions will be paid on Special Performance LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally.

(E)  Other than as provided in this Agreement, Special Performance LTIP Units granted in respect of the First Special PP and the Second Special PP will become vested on the third (3rd) anniversary of the Effective Date if the Executive is continually employed hereunder through such date.

(F)  Other than as provided in this Agreement, Special Performance LTIP Units granted in respect of the Third Special PP will be immediately vested upon grant if the Executive is continually employed hereunder through the grant date.

(vii) Welfare Benefits.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive benefits under, welfare benefit plans, practices, policies and programs provided by the Company to the same extent as provided generally to senior executives of the Company.  In addition, during the Employment Period and to the extent it does not result in tax or other penalties to the Company, the Executive and his eligible dependents shall be entitled to an executive medical and dental insurance plan providing supplemental first-dollar coverage for the Executive and his eligible dependents for those items not covered under the Company’s general health plan (for example, prescriptions, orthodontia, eye surgery or other coverage which may be excluded from the group medical plan), at the expense of the Company.

(viii) Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for other senior executives of the Company.  The Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law; provided, that no such amendment or cancellation shall be more adverse to the Executive than to other senior executives of the Company. Notwithstanding the foregoing, the Executive shall be entitled to first class travel and accommodations when traveling for Company business.

(ix) Vacation.  During the Employment Period, the Executive shall be entitled to receive no less than four weeks paid vacation per year.

(x) Indemnification.  During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent permitted under applicable state law.  In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering the Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

(xi) Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all business expenses incurred by the Executive in accordance with the Company’s business expense reimbursement policies or as approved by the Board or Audit Committee.

(xii) Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company on the same basis as provided generally to other senior executives of the Company.  The Company reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law.

3. Termination of Employment.  (a) Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the “permanent and total disability” of the Executive as defined in Section 22(e)(3) of the Code, or any successor provision thereto.

(b) With or Without Cause.  The Company may terminate the Executive’s employment during the Employment Period either with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i) The Executive’s willful failure to perform or substantially perform the Executive’s material duties with the Company;

(ii) Illegal conduct or gross misconduct by the Executive that is willful and demonstrably and materially injurious to the Company’s business, financial condition or reputation;

(iii) A willful and material breach by the Executive of the Executive’s obligations under this Agreement, including without limitation a material and willful breach of the restrictive covenants and confidentiality provisions set forth in Section 8 of the Agreement; or

(iv) The Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

provided, however, that the actions in (i) and (iii) above will not be considered Cause unless the Executive has failed to cure such actions within 30 days of receiving written notice specifying, with particularity, the events allegedly giving rise to Cause and, further provided, that such actions will not be considered Cause unless the Company provides such written notice within 90 days of any member of the Board (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action.  Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.  The Executive will not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the entire membership of the Board (excluding the Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose (after reasonable notice to Executive and an opportunity for the Executive and the Executive’s counsel to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.

(c) Good Reason; Voluntary Termination.  The Executive’s employment may be terminated by the Executive for Good Reason or voluntarily without Good Reason.  “Good Reason” means the occurrence of any one of the following events without the prior written consent of Executive:

(i) A material diminution of the Executive’s duties or responsibilities, authorities, powers or functions (including removal, without Cause, from the Board, failure to be nominated to the Board, ceasing to be the Company’s Chief Executive Officer or assignment of duties inconsistent with the Chief Executive Officer position);

(ii) A relocation that would result in the Executive’s principal location of employment being moved 35 miles or more away from that described in Section 2(a)(i) and, as a result, the Executive’s commute increasing by 35 miles or more; or

(iii) Any material breach of this Agreement by the Company, including without limitation any material breach of the LTIP award agreements or the Executive being required to report other than solely and directly to the Board.

provided, however, that the actions in (i) through (iii) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within 60 days of the Executive’s knowledge of the actions giving rise to the Good Reason, and the Company has failed to cure such actions within 30 days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of

Termination shall be ineffective).  Unless the Executive gives the Company a Notice of Termination (as defined below) for Good Reason within 120 days of the initial existence of any event which, after any applicable notice and the lapse of any applicable 30-day grace period, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

(d) Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if other than the date of receipt of such notice.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(e) Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause, death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, or (iii) if the Executive’s employment is terminated by the Executive for Good Reason or without Good Reason, thirty (30) days from the date of the Company’s receipt of the Notice of Termination, or such later date as is mutually agreed by the Company and the Executive (subject to the Company’s right, if applicable, to cure the Good Reason event).  Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

4. Obligations of the Company upon Termination.  (a) By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason.  Subject to Section 5, if, during the Employment Period, (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (y) the Executive shall terminate employment for Good Reason: the Company shall pay and provide to the Executive the following amounts and benefits:

(i) a lump sum cash payment within 30 days after the Date of Termination equal to the aggregate of the following amounts: (1) the Executive’s Annual Base Salary and vacation pay through the Date of Termination, (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the Date of Termination, and (3) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1) through (3), to the extent not previously paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii) subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees and affiliates in substantially the form attached hereto as Exhibit B (the “Release”), which Release must be delivered to the Company and the period in which it may be revoked expired not later than thirty 30 days after the Date of Termination (the “Release Deadline”):

(A) an amount equal to two times the sum of (x) the Executive’s Annual Base Salary and (y) the Executive’s Target Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs, payable in a lump sum on the fifth business day following the Release Deadline;

(B) to the extent permitted by the Company’s group health insurance carrier and as would not cause the Company to incur tax or other penalties, the Executive shall be allowed to purchase, on an after-tax basis, group health benefits otherwise offered by the Company to its active employees generally until the Executive attains, or in the case of his death, would have attained, the age of 65 (but as to his children, only through their attainment of age 26).  The receipt of such health care benefits shall be conditioned upon the Executive making a timely election to receive COBRA coverage provided to former employees under Section 4980B of the Code and continuing such coverage for so long as it may be available, and thereafter continuing to pay an amount equal to the monthly COBRA premium as in effect at the Company from time to time in respect of the applicable level of coverage.  If Executive allows such coverage to lapse by not paying the applicable amount, such coverage may not thereafter be reinstated (the benefits provided pursuant to this Section 4(a)(ii)(B), the “Post-Employment Health Care Benefits”);

(C) full vesting of any outstanding Inducement LTIP Units, Annual LTIP Awards and Special Performance LTIP Units and waiver of any service-based vesting conditions on any other outstanding equity-based or long-term performance awards.  For any current performance periods (the current fiscal year in the case of Annual LTIP Awards and each current Special Performance Period in the case of Special Performance LTIP Units), or completed performance periods as to which grants of LTIP Units have not been made by the Date of Termination, Annual LTIP Awards and Special Performance LTIP Units, if any, shall be (A) granted on the fifth business day following the Release Deadline based (I) as to current performance periods, on actual performance through the Date of Termination (projected to the end of the applicable performance period for absolute, but not for relative, performance goals), with the amount earned not pro-rated for the partial completion of any performance period, and (II) as to completed performance periods as to which grants of LTIP Units have not been made by the Date of Termination, on actual performance through the end of any such performance period, with the amount earned not pro-rated, and (B) vested without regard to any applicable service vesting condition when granted (the “Equity Award Vesting Benefits”); and

(iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of Section 4(a), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the earlier of (i) the date of the Executive’s death and (ii) the date that is six months following the Date of Termination (the “409A Payment Date”).  For the avoidance of doubt, the parties hereto acknowledge that the severance payments and benefits described in this Agreement are intended to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

(b) Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) payment of Accrued Obligations, (ii) the Other Benefits and (iii) the Equity Award Vesting Benefits and the Post-Employment Health Care Benefits.  The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination.  The term “Other Benefits” as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company.

(c) Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with (i) the Accrued Obligations and the Post-Employment Health Care Benefits, (ii) the Other Benefits and (iii) subject to the Executive’s delivery of an executed Release prior to the Release Deadline (and non-revocation thereof), the Equity Award Vesting Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Executive in a lump-sum in cash within thirty (30) days of the Date of Termination.  The term “Other Benefits”, as utilized in this Section 4(c), shall include short-term and long-term disability benefits as in effect on the date of the Executive’s Disability with respect to senior executives of the Company.

(d) By the Company for Cause; By the Executive Without Good Reason.  If the Executive’s employment shall be terminated by the Company for Cause, by the Executive without Good Reason, or on the last day of the Employment Period due to either party giving a notice of non-renewal in accordance with Section 1, except as otherwise provided herein this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations and, if such termination is not by the Company for Cause, the Post-Employment Health Care Benefits and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated by the Company for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs.  The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

5. Change in Control.  (a)  In the event of a Change in Control (as defined in Exhibit C attached hereto) during the Employment Period, performance in respect of Annual LTIP Awards and Special Performance LTIP Units for any performance periods in effect as of the Change in Control (the current fiscal year in the case of Annual LTIP Award and each current Special Performance Period in the case of Special Performance LTIP Units) shall be based on actual performance measured as of the Change in Control (projected to the end of the applicable performance period for absolute, but not for relative, performance goals), and such awards otherwise shall remain outstanding in accordance with their terms and this Agreement.

(b)  In the event that during the Employment Period, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason either (x) before a Change in Control (as defined in the Plan) but after a definitive agreement is executed the consummation of which would result in a Change in Control, and such termination arose in connection with or anticipation of such Change in Control, or (y) upon or within two (2) years after a Change in Control, then the Company shall pay and provide to the Executive, as applicable, in lieu of the payments and benefits described in Section 4, within thirty (30) days following the Date of Termination (except as set forth in item (v)):

(i) the Accrued Obligations;

(ii) a lump sum payment equal to the sum of two (2) times the sum of (i) the Executive’s Annual Base Salary and (ii) the greater of (A) the Executive’s Target Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs and (B) the Executive’s Target Bonus as in effect for the fiscal year of the Company in which the Change in Control occurs;

(iii) the Post-Employment Health Care Benefits;

(iv) full vesting as of the Date of Termination of any outstanding Inducement LTIP Units, Annual LTIP Awards and Special Performance LTIP Units and waiver of any service-based vesting conditions on any other outstanding equity-based or long-term performance awards;

(v) Notwithstanding Section 5(a), for any performance periods in effect as of the Date of Termination (the current fiscal year in the case of Annual LTIP Award and each current Special Performance Period in the case of Special Performance LTIP Units), or completed performance periods as to which grants of LTIP Units have not been made by the Date of Termination, Annual LTIP Awards and Special Performance LTIP Units, if any, shall be (A) granted on the fifth business day following the Date of Termination based (I) as to current performance periods, on actual performance measured as of the earlier of Date of Termination or Change in Control (projected to the end of the applicable performance period for absolute, but not for relative, performance goals), with the amount earned not pro-rated for the partial completion of any performance period, and (II) as to completed performance periods as to which grants of LTIP Units have not been made by the Date of Termination, on actual performance through the end of any such performance period, with the amount earned not pro-rated, and (B) vested without regard to any applicable service vesting condition when granted; and

(vi) the Other Benefits.

Notwithstanding the foregoing provisions of this Section 5(b), in the event that the Executive is a Specified Employee, amounts and benefits that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under this Section 5 (other than the Accrued Obligations) during the six-month period immediately following the Date of Termination shall instead be paid, with Interest, on the 409A Payment Date.  For the avoidance of doubt, the parties hereto acknowledge that the payments and benefits described in this Section 5 are intended to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

6. Non-exclusivity of Rights.  Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

7. No Mitigation; Legal Fees.  (a) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether the Executive obtains other employment.

(b) In the event of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) (each, a “Contest”) the Company agrees to reimburse the Executive, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) as a result of such Contest; provided, however, that (i) if such Contest is initiated on or after a Change in Control, or a Change in Control occurs during the pendency of such Contest, reimbursement of such fees and expenses will not be provided only to the extent that the Executive is found pursuant to a judgment, decree or order of a court of competent jurisdiction, in accordance with the dispute resolution procedures in Section 11(a), to not have acted in good faith in bringing or defending the relevant action, and (ii) if such Contest is initiated prior to a Change in Control and a Change in Control does not occur during the pendency of such Contest, reimbursement of such fees and expenses shall be provided only if the Executive substantially prevails on at least one substantive issue in such Contest.  In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 7(b) be made later than the end of the calendar year next following the calendar year in which such Contest is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such Contest is finally resolved.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

(c) The Company agrees to pay directly to the Executive’s attorneys and advisors up to $50,000 in respect of attorneys’ and other outside advisors’ fees incurred by the Executive with respect to the preparation of this Agreement (and all term sheets and other employment arrangements prepared in connection therewith), provided, that the Executive shall have submitted an invoice for such fees not later than 60 days after the Effective Date and the Company shall make such payment within 10 business days following the Company’s receipt of an invoice from the Executive, but in any event not later than two and one-half (2 1/2) months after the end of the current calendar year.  The amount of such fees that the Company is obligated to pay in any given calendar year shall not affect the fees that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such fees may not be liquidated or exchanged for any other benefit.

8. Restrictive Covenants.  (a) Confidential Information.  During the Employment Period and thereafter, the Executive shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the

Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it.  Nothing contained in this Agreement shall prohibit the Executive from disclosing or using information (i) which is now known by or hereafter becomes available to the general public through non-confidential sources; (ii) which became known to the Executive from a source other than Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known or which should have been known to the Executive) by such source of an obligation of confidentiality owed by it to Company,  or any of its subsidiaries or affiliates (but not if such information was known by the Executive at such time of disclosure or use to be confidential); (iii) in connection with the proper performance of his duties hereunder, (iv) which is otherwise legally required (but only if the Executive gives reasonable advance notice to the Company of such disclosure obligation to the extent legally permitted, and cooperates with the Company (at the Company’s expense), if requested, in resisting such disclosure) or (v) which is reasonably appropriate in connection with a litigation or arbitration related to this Agreement or an LTIP Award.

(b) Non-competition. During the period commencing on the Effective Date and ending on the first anniversary of the Date of Termination (the “Covenant Period”), the Executive shall not engage in, have an interest in, or otherwise be employed by or, as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, or representative, associate with, or permit his name to be used in connection with the activities of, any business or organization engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls (the “Business”) , in (x) in North America or (y)  any country outside of North America in which the Company or any of its affiliates is engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls , or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the Date of Termination; other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that passive ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation (or private company through an investment in a hedge fund or private equity fund, or similar vehicle) shall not be deemed to be a violation of this Section 8(b) solely by reason thereof.  Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by the Executive being employed by, associating with or otherwise providing services to a subsidiary, division or unit of any entity where such entity has a subsidiary, division or unit (other than the subsidiary, division or unit with which the Executive is employed, associated with or otherwise provides services to) which is engaged in the Business so long as the Executive does not provide services or advice, with or without specific compensation, to the subsidiary, division or unit engaged in the Business.

(c) Non-solicitation of Employees.  During the Covenant Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 8(c). The Executive shall not be in violation of this Section 8(c) solely by providing a reference for a former employee of the Company.

(d) Non-Disparagement. The Executive agrees not to make any public disparaging, negative, or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic.  In particular, the Executive agrees to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the Company’s business, are critical of the Company or its business, or would cast the Company or its business in a negative light.  In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. This Section 8(d) shall not be violated by (i) responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent (y) reasonably necessary in connection with any litigation, arbitration, or mediation or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.  The Company agrees not to make any public statement which is disparaging or defamatory about the Executive, whether written, oral, or electronic.  The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and any member of the Board (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this Section 8(d) by the Company.

(e) Prior Notice Required.  The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

(e) Return Of Company Property/Passwords.  The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s written request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs.  Notwithstanding the foregoing, the Executive shall be permitted to retain his rolodex (or similar list of personal contacts), compensation-related data, information needed for tax purposes and other personal items.

(f) Executive Covenants Generally.

(i) The Executive’s covenants as set forth in this Section 8 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent his from otherwise earning a living.  The Executive has carefully considered the nature and extent of the restrictions place upon his by this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(g) Enforcement.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8.  Therefore, in the event of a breach or threatened breach of this Section 8, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

(h) Interpretation.  For purposes of this Section 8, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.

9.  Golden Parachute Excise Tax Modified Cutback.  Anything in this Agreement to the contrary notwithstanding, in the event an independent, nationally recognized accounting firm as shall be designated by the Company with the Executive’s consent (which shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company, the person effectuating a change in control of the Company or any companies affiliated with either of them in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the “Reduced Amount” (as defined below).  The Agreement Payments shall be reduced to the “Reduced Amount” only if the Accounting Firm determines that the Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

The Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations.  If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, it shall promptly notify the Company and the Executive in writing to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the later of the Date of Termination or the date of the transaction which causes the application of Section 280G of the Code.  For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: 5(b)(ii), 5(b)(iv) (as it applies to Special Performance LTIPs) and 5(b)(iv) (as it applies to Inducement LTIP Units).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

For purposes hereof, the following terms have the meanings set forth below:

“Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to the first paragraph of this Section 9.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (and including any employment, social security or Medicare taxes, and other taxes (including any other excise taxes)), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the change in control occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any Payment is expected to be made .

To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

10. Successors.  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

11. Miscellaneous.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.  Venue for a dispute in respect of this Agreement shall be the federal courts located in Washington, D.C.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement, and the Executive shall not be entitled to any severance pay or benefits under any other severance plan, program or policy of the Company and the affiliated companies.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

With a copy to:

Katzke & Morgenbesser LLP 1345 Avenue of the Americas New York, New York 10105 Attention: Michael S. Katzke, Esq.

If to the Company:	Washington Prime Group, Inc. [ADDRESS OF EXECUTIVE OFFICES, TO BE PROVIDED WHEN KNOWN]
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(g) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.

All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).  Prior to a Change in Control, but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. For purposes of this Agreement, the term “Section 409A of the Code” shall include the implementing regulations thereunder.

12.  Recoupment.  (a)  In the event of a restatement of the Company’s consolidated financial statements, the Board shall have the right to take appropriate action to recoup from the Executive any portion of any bonus and other equity or non-equity compensation received by the Executive the payment, grant or vesting of which was tied to the achievement of one or more specific performance targets, which bonus or other compensation would not have been paid, granted or vested if based on the restated financial statements for the applicable period; provided, that such actions are commensurate with those actions taken with respect to other senior executives of the Company who are or were similarly situated.  This Section 12(a) shall become ineffective at such time as the Company adopts a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) which applies to the Executive.  Any amounts required to be repaid hereunder shall be adjusted to take into account any taxes that the Executive has already paid.  The Company shall be permitted to request any recoupment at any time within the Employment Period or for three (3) years thereafter (unless a longer period is required pursuant to Dodd-Frank).

(b) In the event the Company is entitled to, and seeks, recoupment under this Section 12, the Executive shall no later than sixty (60) days following the request reimburse the amounts which the Company is entitled to recoup hereunder.  If the Executive fails to pay such reimbursement, to the extent permitted by applicable law and not in violation of Section 409A of the Code, the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) take any other appropriate action to recoup such payments.  The Executive acknowledges that the Company does not waive its right to seek recoupment of any amounts as described under this

Section 12 for failure to demand repayment or reduce the payments made to the Executive.  Any such waiver must be done in a writing that is signed by both the Company and the Executive.

(c) The rights contained in this Section 12 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

MARK ORDAN

/s/ Mark Ordan

WASHINGTON PRIME GROUP, INC.

By:	/s/ James M. Barkley
Name: James M. Barkley
Title: Vice President and Secretary